                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (Amendment No. 2)1

                           MAD CATZ INTERACTIVE, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   556162 10 5
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                PARK AVENUE TOWER
                               65 EAST 55TH STREET
                            New York, New York 10022
                                 (212) 451-2300
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                  June 1, 2005
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

     If the filing  person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this  schedule  because  of Rule  13d-1(e),  13d-1(f)  or  13d-1(g),  check  the following box / /.

     Note. The Schedules  filed in paper format shall include a signed  original and five copies of the schedule,  including all exhibits.  See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 11 Pages)

--------

1    The  remainder  of  this  cover  page  shall  be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 2 of 11 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     William S. Fagan
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,178,206 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               1,178,206 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,178,206 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 3 of 11 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Fagan Capital, Inc.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,046,458 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               1,046,458 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,046,458 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 4 of 11 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Laura A. Fagan
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,096,206 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               1,096,206 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,096,206 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 5 of 11 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     James Dvorak
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   36,300 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               36,300 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     36,300 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than one percent
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 6 of 11 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Lucrum Partners, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   34,100 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               34,100 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     34,100 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than one percent
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 7 of 11 Pages
---------------------                                     ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Lucrum Capital Management, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   34,100 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               34,100 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     34,100 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than one percent
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 8 of 11 Pages
---------------------                                     ----------------------

            The following  constitutes Amendment No. 2 to the Schedule 13D filed by the undersigned. This Amendment No. 2 amends the Schedule 13D as specifically set forth.

   Item 5 is hereby amended and restated as follows:

            (a) As of the date of this Schedule 13D, William S. Fagan,  Laura A.
Fagan  and  Fagan  Capital  may each be  deemed  to be the  beneficial  owner of
1,178,206,  1,096,206  and  1,046,458  shares  of  Common  Stock,  respectively, constituting  2.2%,  2.1% and 2.0%,  respectively,  of the 53,462,716  shares of
Common Stock  outstanding  as of December 31, 2004, as reported in the financial statements appended to the Issuer's Form 6-K for the month of February 2005 (the
"Outstanding  Shares") and filed with the Securities and Exchange  Commission on
February 15, 2005.

            As of the date of this Schedule 13D, James Dvorak,  Lucrum  Partners and Lucrum  Management may each be deemed to be the beneficial  owner of 36,300,
34,100, and 34,100 shares of Common Stock, respectively,  each constituting less than one percent of the Outstanding Shares.

            Each of the Reporting Persons disclaims  beneficial ownership of the shares held by the other Reporting Persons,  except to the extent of his, her or its pecuniary interest therein.

            (b) William S. Fagan is the beneficial  owner of 1,178,206 shares of
Common  Stock,  constituting  2.2%  of the  Outstanding  Shares,  consisting  of
1,046,458 shares of Common Stock owned by Fagan Capital and 131,748 shares owned directly  by Mr.  Fagan.  Mr.  Fagan has the power to vote and to dispose of the
1,046,458  shares  of  Common  Stock  owned by Fagan  Capital  by  virtue of his position with Fagan Capital. Mr. Fagan has the sole power to vote and to dispose of the 131,748 shares of Common Stock he directly  owns. Mr. Fagan's  beneficial ownership  reported herein does not include shares of Common Stock held by Laura
A. Fagan, spouse of Mr. Fagan.

            Laura  A.  Fagan  has the  sole  power  to vote  and to  dispose  of
1,096,206 shares of Common Stock,  constituting 2.1% of the Outstanding  Shares.
Mrs.  Fagan's  beneficial  ownership  reported herein does not include shares of
Common Stock held by William S. Fagan, spouse of Mrs. Fagan.

            Lucrum  Partners is the beneficial  owner of 34,100 shares of Common
Stock,  constituting  less than one percent of the  Outstanding  Shares.  As the
General  Partner  of  Lucrum  Partners,  Lucrum  Management  may  be  deemed  to beneficially  own the 34,100  shares owned by Lucrum  Partners.  As the Managing
Member of Lucrum  Management,  which in turn is the  General  Partner  of Lucrum
Partners,  Mr. Dvorak may be deemed to beneficially  own the 34,100 Shares owned by Lucrum Partners.  Mr. Dvorak has the sole power to vote and to dispose of the
34,100 shares of Common Stock owned by Lucrum Partners by virtue of his position with  Lucrum  Management.  Mr.  Dvorak  also has the  sole  power to vote and to dispose of an additional  2,200 shares of Common Stock which,  together with the shares  of Common  Stock  owned by Lucrum  Partners,  constitutes  less than one percent of the Outstanding Shares.

            (c) Schedule A annexed hereto lists the transactions effected by the
Reporting  Persons  since the filing of Amendment No. 1 to the Schedule 13D. All the transactions were effected in the open market.

            (d) Pursuant to the Management  Agreement  (defined and described in
Item 6), the record holder of the 1,046,458 shares of Common Stock  beneficially owned by Fagan  Capital  has the right to  receive  and the power to direct  the receipt of dividends from, or the proceeds from the sale of, such shares.

            (e) The Reporting  Persons ceased to be five percent (5%) beneficial owners of shares of Common Stock of the Issuer on June 1, 2005.

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                  Page 9 of 11 Pages
---------------------                                     ----------------------

                      [SIGNATURE PAGE TO THE SCHEDULE 13D]

                                   SIGNATURES

     After reasonable inquiry and to the best of his knowledge and belief,  each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 6, 2005

                               Fagan Capital, Inc.

                               By: /s/ William S. Fagan
                                  ----------------------------------------------
                                  Name: William S. Fagan
                                  Title: President

                                /s/ William S. Fagan
                               -------------------------------------------------
                                William S. Fagan

                                /s/ Laura A. Fagan
                               -------------------------------------------------
                               Laura A. Fagan

                                /s/ James Dvorak
                               -------------------------------------------------
                               James Dvorak

                               Lucrum Partners, LP

                               By:  Lucrum Capital Management, LLC,
                                    its General Partner

                               By: /s/ James Dvorak
                                  ----------------------------------------------
                                  Name: James Dvorak
                                  Title: Managing Member

                               Lucrum Capital Management, LLC

                               By: /s/ James Dvorak
                                  ----------------------------------------------
                                  Name: James Dvorak
                                  Title: Managing Member

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                 Page 10 of 11 Pages
---------------------                                     ----------------------

                                   SCHEDULE A

         TRANSACTIONS IN THE SHARES OF COMMON STOCK SINCE THE FILING OF
                       AMENDMENT NO. 1 TO THE SCHEDULE 13D

                                WILLIAM S. FAGAN

Shares of Common Stock
  Purchased/(Sold)               Price Per Share ($)     Date of Purchase/(Sale)
  ----------------               ------------------      ----------------------

      (46,089)                          1.53                  (5/23/05)
       (1,550)                          1.52                  (5/24/05)
       (2,500)                          1.52                  (5/25/05)
      (22,650)                          1.54                  (5/26/05)
      (23,841)                          1.53                  (5/27/05)
      (17,300)                          1.64                  (5/31/05)
      (90,300)                          1.64                  (6/01/05)
      (16,900)                          1.59                  (6/02/05)
       (8,600)                          1.59                  (6/03/05)

                               FAGAN CAPITAL, INC.

Shares of Common Stock
  Purchased/(Sold)               Price Per Share ($)     Date of Purchase/(Sale)
  ----------------               ------------------      ----------------------

      (78,522)                          1.53                  (5/23/05)
       (2,600)                          1.53                  (5/24/05)
       (4,300)                          1.53                  (5/25/05)
      (38,600)                          1.54                  (5/26/05)
      (40,618)                          1.53                  (5/27/05)
      (29,500)                          1.64                  (5/31/05)
     (153,800)                          1.64                  (6/01/05)
      (28,800)                          1.59                  (6/02/05)
      (14,600)                          1.59                  (6/03/05)

                                 LAURA A. FAGAN

Shares of Common Stock
  Purchased/(Sold)               Price Per Share ($)     Date of Purchase/(Sale)
  ----------------               ------------------      ----------------------

      (46,089)                          1.53                  (5/23/05)
       (1,550)                          1.52                  (5/24/05)
       (2,500)                          1.52                  (5/25/05)
      (22,650)                          1.54                  (5/26/05)
      (23,841)                          1.53                  (5/27/05)
      (17,300)                          1.64                  (5/31/05)
      (90,300)                          1.64                  (6/01/05)
      (16,900)                          1.59                  (6/02/05)
       (8,600)                          1.59                  (6/03/05)

---------------------                                     ----------------------
CUSIP No. 556162 10 5                   13D                 Page 11 of 11 Pages
---------------------                                     ----------------------

                               LUCRUM PARTNERS, LP

Shares of Common Stock
  Purchased/(Sold)               Price Per Share ($)     Date of Purchase/(Sale)
  ----------------               ------------------      ----------------------

       (8,000)                          1.51                  (5/26/05)
       (8,000)                          1.65                  (5/31/05)
       (4,000)                          1.54                  (6/02/05)

                                  JAMES DVORAK

Shares of Common Stock
  Purchased/(Sold)               Price Per Share ($)     Date of Purchase/(Sale)
  ----------------               ------------------      ----------------------

       (2,200)                          1.68                  (5/31/05)